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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                          TRI-UNION OPERATING COMPANY


          First: The name of the corporation is:

                          TRI-UNION OPERATING COMPANY

          Second: The address of its registered office in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          Third: The nature of the business or purposes to be conducted or promoted is:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


          Fourth: The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000, all of which shall have a par value of $1.00 per share.

          Fifth: The Corporation is to have perpetual existence.

          Sixth: The name and mailing address of the incorporator is as follows:


                Name                           Mailing Address
                ----                           ---------------
          Robert S. Baird                  2100 First City National
                                                 Bank Building
                                           Houston, Texas  77002


          Seventh: The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:


                Name                           Mailing Address
                ----                           ---------------
          John Boreta                      119 Tappan Lane
                                           Orinda, California  94563

          Douglas E. Swanson               3375 St. Mary's Road
                                           Lafayette, California  94549


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
                Name                           Mailing Address
                ----                           ---------------
          William E. Bassinger             11110 Riverview Drive
                                           Houston, Texas  77042

          Judith S. Johnson                6155 Westover Drive
                                           Oakland, California  94611

          James M. Burns                   8806 Lanell Lane
                                           Houston, Texas  77055


          Eighth: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, and consistently with such laws, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, subject to the power of the holders of stock having voting power thereon to alter, amend or repeal the bylaws made by the Board of Directors.

          Ninth: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 1st day of November, 1974.

                                                /s/ ROBERT S. BAIRD
                                                -------------------
                                                Robert S. Baird


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STATE OF TEXAS

COUNTY OF HARRIS

          BE IT REMEMBERED, That on this 1st day of November A.D. 1974 personally appeared before me, Sharon Underwood, a Notary Public, Robert S. Baird, the party to the foregoing Certificate of Incorporation known to me personally to be such, and I having first made known to him the contents of said certificate, he acknowledged that he signed, sealed and delivered the same as his voluntary act and deed, and deposed that the facts therein stated were truly set forth.

          GIVEN under my hand and seal of office the day and year aforesaid.


                                                /s/ SHARON UNDERWOOD
                                                --------------------
                                                   Notary Public


[NOTARY SEAL]


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